Exhibit 15
August 5, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated August 5, 2009 on our review of condensed consolidated interim financial information of UniSource Energy Corporation (the “Company”) for the three and six month periods ended June 30, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 is incorporated by reference in the Company’s Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309, 333-53333, 333-99317, 333-140353 and 333-156491) and on Form S-3 (Nos. 333-103392, 333-126141, and 333-159244).
Very truly yours,
PricewaterhouseCoopers LLP